[AAI Logo]                                                                  NEWS
                                                                         RELEASE

NASDAQ: AAII                           APPLIED ANALYTICAL INDUSTRIES, INC. - AAI
                                     5051 New Centre Drive * Wilmington NC 28403
                CONTACT: Gene Haley - EVP\Chief Financial Officer - 910-392-1606


FOR IMMEDIATE RELEASE


    APPLIED ANALYTICAL INDUSTRIES, INC. (AAI) REPORTS SECOND QUARTER RESULTS.

WILMINGTON, NORTH CAROLINA, AUGUST 2, 1999 - Applied Analytical Industries, Inc. (NASDAQ:AAII) today reported results for the second quarter of 1999. Net sales for the quarter were $21.7 million, a decrease of $2.1 million, or 9% from net sales of $23.8 million reported for 1998's second quarter, including results from acquisitions. The company reported a net loss for the quarter of $3.0 million, versus net income of $1.4 million in the year-ago quarter. This equates to a loss of $0.17 per share compared with earnings per share of $0.08 a year ago. Research and development expenses for the quarter were $4.1 million, or 19% of sales, as compared with $2.0 million, or 8% of sales in the year-ago quarter.

"The second quarter year-on-year sales reduction of $2.1 million was caused by two primary drivers," said Gene Haley, Chief Financial Officer. "First, licensing revenue was down $1.6 million, reflecting unforeseen delays in signing licensing contracts. We have since signed one of these licensing contracts. Other negotiations we had expected to conclude in the second quarter remain ongoing. Second, US fee-for-service revenues were approximately $0.7 million below last year. This reflects both a lengthening of our selling cycle and a focus by senior management on significant product development opportunities during the quarter. Finally, SG&A costs of $9.2 million were $1.3 million ahead of a year ago, reflecting increases in both our sales and G&A organizations."

CEO and Chairman Frederick Sancilio, Ph.D., noted "Since the beginning of the year, our clients have been asking for fee-for-service projects with larger contract values than in the past. Projects, and consequently our service estimates for these complex programs, have taken longer to assemble and longer to negotiate. Individual contract values have increased, but so has the cycle time to close those high dollar contracts. The decline in revenues for the second quarter reflects a timing issue rather than a decrease in demand. We believe that the impact of this was primarily felt in the second quarter. These larger and more predictable contracts will begin to have an impact late in the 3rd quarter and flow into future quarter revenues."

"During the first half of 1999, we have increased staffing in our Sales and Marketing and Administrative departments, added Dr. Sancilio. "High levels of sophistication are necessitated by the growing complexity of contract negotiations. These investments in both people and systems are expected to yield profits in future quarters. We are moving through a transition from providing task-oriented fee-for-service work to pharmaceutical companies toward becoming a product development resource for them. This has and will continue to be the vision of AAI. As a product development resource we can demand higher value for our services and move away from both competition and commodity pricing."

Other significant events include:

         -- AAI solidified its intellectual property position in the area of proton pump inhibitors. Additional investments were made to advance the company's supporting proprietary technology. The company's primary focus, product life cycle management, targets currently marketed drugs in this category. Contract negotiations with one dominant manufacturer in this field, which were expected to have been completed in the second quarter, continue.

         -- An agreement was signed in July with Hoechst Marion Roussel to develop additional formulations of fexofenadine (Allegra(TM)) using AAI's patented ProSorb(R) technology. This agreement highlights the contribution of AAI's formulation technology to product life cycle management for key pharmaceutical franchises. Contract terms provide for upfront and ongoing licensing fees, with royalties to be paid upon successful completion of the clinical program and subsequent product approval. Contract signing had been expected in June, but was delayed into the third quarter.

         -- In June and July, new and incremental business was signed in the clinical and pharmaceutics fee-for-service sectors with seven clients having a total contract value of approximately $20 million. The average duration of these contracts is in excess of twelve months. Work on these contracts will begin late in the third quarter and will accelerate into the fourth quarter.

         -- FDA approval was received for azathioprine in June. AAI's marketing partner, Geneva Pharmaceuticals, launched the product the week of July 26th. Azathioprine is an immunosuppressive drug used to prevent rejection in kidney transplant patients and to treat severe rheumatoid arthritis. In 1998 azathioprine sales were approximately $88 million. This approval is only the second for a generic azathioprine tablet. In addition, AAI brings unique drug manufacturing and handling techniques to the partnership with Geneva. Terms of the agreement provide for AAI to receive significant royalties and ongoing fees.

In conclusion, Dr. Sancilio stated, "While we are disappointed with the financial performance for the second quarter, we have made great strides toward our research and business goals. Advancements made in research and certain intellectual properties, paid for during the quarter, may have material impact on negotiations that are currently ongoing. Furthermore, while our fee-for-service revenues have declined in the quarter, new orders increased, as did the size of those new orders. As we transition toward larger and longer contracts, visibility of future earnings will be enhanced. We are committed to being the finest product development resource available and growing both our fee-for-service and our product development initiatives."

ABOUT AAI

AAI is a contract research and development organization providing pharmaceutical product development and support services to the worldwide pharmaceutical and biotechnology industries. The Company offers seamless outsourcing as well as an integrated broad spectrum of pharmaceutical services, both clinical and non-clinical. Additionally, AAI leverages its drug development expertise to generate licensing and royalty revenues by licensing internally developed drugs and drug technologies to pharmaceutical client companies worldwide.

For information about AAI, visit the company's website at www.aaiintl.com

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of acquired businesses to be integrated with AAI's operations, actual operational performance, the ability to meet projected revenue and earnings, the ability to acquire and maintain large client contracts, the ability to hire and retain qualified employees, regulatory approvals and industry outsourcing trends. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to its registration statement, as amended, its Annual Report on Form 10-K, its Form 8-Ks and its other periodic filings.

                       Applied Analytical Industries, Inc.
                   Condensed Consolidated Statement of Income
                    (in thousands, except per share amounts)
                                    Unaudited

                                            Three Months Ended           Six Months Ended
                                                June 30,                     June 30,
                                          ----------------------      ----------------------
                                             1999         1998*         1999          1998*
                                          ----------------------      ----------------------

Net sales:
    Fee for service                       $ 21,070      $ 21,584      $ 43,288      $ 41,022
     Internal product development              621         2,227         4,518         3,762
                                          ----------------------      ----------------------
                                            21,691        23,811        47,806        44,784

Operating costs and expenses:
   Direct costs                             12,260        11,664        26,857        22,619
   General and administrative                9,233         7,896        17,164        14,982
   Research and development                  4,091         1,965         5,960         3,367
   Transaction and integration costs          --            --           6,400          --
                                          ----------------------      ----------------------
                                          $ 25,584      $ 21,525      $ 56,381      $ 40,968
                                          ----------------------      ----------------------
Income from operations                      (3,893)        2,286        (8,575)        3,816

Other income (expense):
   Interest, net                              (255)          131          (434)          261
   Other                                       (16)          (28)          (48)          (17)
                                          ----------------------      ----------------------
                                          $   (271)     $    103      $   (482)     $    244
                                          ----------------------      ----------------------
Income before income taxes                  (4,164)        2,389        (9,057)        4,060
Provision for income taxes                  (1,192)          941        (2,322)        1,452
                                          ----------------------      ----------------------
Net income                                $ (2,972)     $  1,448      $ (6,735)     $  2,608
                                          ======================      ======================

Basic earnings per share                  $  (0.17)     $   0.08      $  (0.39)     $   0.15
                                          ----------------------      ----------------------
  Weighted average shares outstanding       17,205        17,105        17,202        17,102
                                          ----------------------      ----------------------

Diluted earnings per share                $  (0.17)     $   0.08      $  (0.38)     $   0.15
                                          ----------------------      ----------------------
  Weighted average shares outstanding       17,724        17,657        17,769        17,709
                                          ----------------------      ----------------------


* Restated to include the operations of MTRA which has been accounted for under the pooling-of-interests method.